EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-78117) and related Prospectus of Cornerstone Realty Income Trust, Inc. for the registration of 12,670,964 Series A Convertible Preferred Shares and to the incorporation by reference therein of our report dated January 25, 1999, with respect to the consolidated financial statement and schedule of Cornerstone Realty Income Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP



Richmond, Virginia
May 27, 1999